Exhibit 99.1

For more information, contact:	For Investor Relations:

Laura E. Owen, President and COO	Elite Financial Communications Group, LLC
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com www.ICOP.com

ICOP ANNOUNCES 2006 THIRD QUARTER RESULTS

Revenue Growth Continues, Rising 73.4% and 203% in Comparable Three and Nine Month Periods

LENEXA, KS – (PR NEWSWIRE) – November 13, 2006 – ICOP Digital, Inc. (Nasdaq:ICOP; NYSE Arca:ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today announced its financial results for the three and nine months ended September 30, 2006.

Financial highlights for the three months ended September 30, 2006 compared to the three months ended September 30, 2005:

•	Revenues increased 73.4% to $1.56 million, up from $902,000. On a sequential quarter-over-quarter basis, revenues increased 14.5% over revenues of $1.37 million reported for the second quarter of 2006.

•	Gross profit margins improved to 44% from 42%.

•	Net losses increased to $896,000, or $0.15 loss per basic and diluted share, from $499,500, or $0.11 loss per basic and diluted share. When compared to the $1 million net loss posted for the second quarter of 2006, net loss in the third quarter declined 11.1%.

Financial highlights for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005:

•	Revenues rose 203% to $3.73 million from $1.23 million.

•	Gross profit margins climbed to 43% from 38%.

•	Net losses were $2.70 million, or $0.47 loss per basic and diluted share, increasing from $1.68 million, or $0.66 loss per basic and diluted share.

As of September 30, 2006, cash and accounts receivable totaled approximately $3.05 million; working capital was approximately $7.11 million and total shareholders’ equity was approximately $7.92 million.

Dave Owen, Chairman and CEO, stated, “We are very pleased that ICOP has continued to demonstrate solid revenue growth in the third quarter and expect that this trend will continue well into the foreseeable future – particularly in light of the robust flow of orders and reorders for our award winning ICOP Model 20/20’s that we continue to process for law enforcement agencies nationwide. Moreover, with customers now in 47 states, we are close to achieving our goal of penetrating all US states by year end and anticipate announcing a series of sizable orders from mid-sized and large metro agencies in the next several quarters.”

Continuing, Owen said, “Now that we have completed our recent public offering, raising close to $7 million in gross proceeds, ICOP has greatly strengthened its balance sheet and is well positioned to aggressively implement exciting new growth initiatives designed to perpetuate and enhance ICOP’s leadership in the advanced surveillance industry. With ambitious growth objectives that include introducing streaming video capabilities, our new web-enabled stationary camera – the ICOP Guardian, and a fully integrated solution for providing a ‘veil of protection’ over an entire community, we couldn’t be more enthused about the future of ICOP.”

ICOP Digital will host a teleconference this afternoon, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-240-2134 or via the web at www.ICOP.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.ICOP.com.

About ICOP Digital, Inc.

ICOP Digital, Inc. is a Kansas-based company that delivers innovative, mission-critical security, surveillance, and communications solutions that provide timely and accurate information for the public and private sectors, and monitor and protect people, assets and profits. The award winning ICOP Model 20/20 is the leading digital in-car video recorder system for use by law enforcement. ICOP Digital is currently marketing its solutions for application in law enforcement, homeland security and defense, mass transit and commercial surveillance. ICOP Digital, a GSA contractor, is dual listed on the NASDAQ market and the NYSE Arca, and its common stock and warrants trade under the ticker symbols “ICOP” and “ICOPW,” respectively. For more information, please visit www.ICOP.com, or view a 3-minute movie about ICOP at www.impactmovie.com/ICOP.

ICOP DIGITAL, INC.

Balance Sheet (Unaudited)

September 30, 2006
Assets
Current Assets
Cash	$1,959,360
Accounts receivable, net	1,088,139
Finished goods inventory, at cost	4,524,275
Prepaid expenses	268,769
Total current assets	7,840,543
Property and equipment, at cost, net of accumulated depreciation of $303,387	753,735
Other assets:
Deferred offering costs	72,113
Deferred patent costs	64,750
Deposits	15,000
$8,746,141
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$153,022
Accrued liabilities	403,944
Unearned revenue	128,147
Current maturities of long-term debt	43,147
Total current liabilities	728,260
Long-term debt, net of current maturities	100,309
Total liabilities	828,569
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock, no par value; 50,000,000 shares authorized, 6,079,481 shares issued and outstanding	20,793,313
Accumulated other comprehensive income, net of tax	—
Deficit accumulated	(12,875,741)
Total shareholders’ equity	7,917,572
$8,746,141

ICOP DIGITAL, INC.

Statement of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales, net of returns	$1,564,240	$902,297	$3,731,999	$1,229,691
Cost of sales	878,029	523,911	2,141,279	762,814

Gross profit	686,211	378,386	1,590,720	466,877

Operating expenses:
Selling, general and administrative	1,349,200	750,674	3,898,717	1,617,240
Research and development	245,730	137,337	465,660	399,065

Total operating expenses	1,594,930	888,011	4,364,377	2,016,305

Loss from operations	(908,719)	(509,625)	(2,773,657)	(1,549,428)
Other income (expenses):
Foreign currency translation	2,823	1,283	29,982	(55,023)
Interest income	18,645	30,190	61,795	30,190
Interest expense	(8,339)	(21,325)	(22,893)	(106,128)

Loss before income taxes	(895,590)	(499,477)	(2,704,773)	(1,680,389)
Income tax provision	—	—	—	—

Net loss	$(895,590)	$(499,477)	$(2,704,773)	$(1,680,389)

Basic and diluted loss per share	$(0.15)	$(0.11)	$(0.47)	$(0.66)

Basic and diluted weighted average common shares outstanding	5,905,784	4,390,059	5,715,785	2,557,435

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.